To the Board of Trustees and Shareholders of Financial Investors
Trust:

In planning and performing our audit of the financial statements of the U.S. Treasury Money Market Fund, the U.S. Government Money Market Fund, the Prime Money Market Fund, the Aristata Equity Fund, the Aristata Quality Bond Fund, the Aristata Colorado Quality Tax-Exempt Fund and the United Association S&P 500 Index Fund of Financial Investors Trust (collectively, the "Funds") for the year ended April 30, 2000 (on which we have issued our report dated June 7, 2000), we considered their internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, and not to provide assurance on internal control.

The management of the Funds is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in internal control, misstatements due to error or fraud may occur and not be detected. Also, projections of any evaluation of internal control to future periods are subject to the risk that it may become inadequate because of changes in conditions, or that the degree of compliance with policies or procedures may deteriorate.

Our consideration of the Funds' internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions.

However, we noted no matters involving internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of April 30, 2000.

This report is intended solely for the information and use of management, the Board of Trustees and Shareholders of Financial Investors Trust, and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

Yours truly,



DELOITTE & TOUCHE LLP

June 7, 2000